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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of
Carey Diversified LLC on Form S-3 (File No. 333-      ) of our report dated
March 22, 1997, on our audits of the combined financial statements and financial statement schedule of Corporate Property Associates Partnerships as of December 31, 1996 and our report dated October 10, 1997, on our audit of the balance sheet of Carey Diversified LLC as of August 31, 1997 which reports are included in the Consent Solicitation Statement Prospectus/Registration Statement on Form S-4 of Carey Diversified LLC. We also consent to the reference to our firm under the caption "Experts".



                                        /s/ Coopers & Lybrand LLP


New York, New York
February 10, 1998